Exhibit 99.1

Company Contact:

Targeted Genetics Corporation

Courtney Self

(206) 521-7392

TARGETED GENETICS RAISES $17.5 MILLION IN PUBLIC OFFERING

Seattle, WA—June 17, 2003 – Targeted Genetics Corporation (Nasdaq: TGEN) today announced that it has completed a public offering of approximately 7.8 million shares of its common stock at a price of $2.25 per share to institutional investors, for gross proceeds of approximately $17.5 million. Shares in this public offering were issued to Mainfield Enterprise, Inc., Cranshire Capital, L.P., Smithfield Fiduciary LLC and Portside Growth & Opportunity Fund.

“Targeted Genetics continues to make significant progress in its efforts to advance its lead product development programs,” said H. Stewart Parker, President and Chief Executive Officer of Targeted Genetics Corporation. “The financing announced today will allow us to continue the execution of the plan we established at the end of 2002 to advance our cystic fibrosis, AIDS vaccine and arthritis programs.”

Ms. Parker continued, “Earlier this month, we announced the complete data analysis from our most recent Phase II clinical trial for our cystic fibrosis product candidate, in addition to the completed preclinical data packages to support the regulatory submissions for our AIDS vaccine and arthritis product candidates. We now plan to initiate a Phase IIb clinical study for our cystic fibrosis product candidate mid-year with the objective of confirming the efficacy endpoints seen in our previous study. We also plan to initiate a Phase I clinical trial to test our AIDS vaccine later in 2003 and to submit the necessary regulatory submissions to initiate clinical trials of our arthritis product candidate.”

The Company plans to use the net proceeds of approximately $16.2 million to advance these clinical development programs and for other general corporate purposes. The offering price represents an approximately 8% discount to the 10-day trading average leading up to pricing which was announced on June 13, 2003. Roth Capital Partners, LLC acted as placement agent for the financing.

Targeted Genetics develops gene therapy products for treating acquired and inherited diseases. The Company has a lead clinical product development program targeting cystic fibrosis and a promising pipeline of product candidates focused on arthritis, an AIDS vaccine, hemophilia and cancer. The Company has a broad platform of gene delivery technologies as well as a promising body of technology for cellular therapy. For more information about Targeted Genetics Corporation, please visit the Company’s web site at http://www.targetedgenetics.com.

NOTE: This release contains forward-looking statements regarding the use of offering proceeds, anticipated clinical trials and regulatory filings and anticipated data from our clinical and preclinical programs. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Actual results could differ materially from expectations for a number of reasons, including failure of our partners to provide funding, our failure to make progress with our clinical trials, our failure to obtain positive results from our preclinical programs, our failure to obtain regulatory approval and the other risks described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our quarterly report on Form 10-Q for the quarter ended March 31, 2003. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.

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